EXHIBIT 10.7

[emblem]

NOTARY

WALTHER METZGER

ERFURT

Doc. roll no. M 0 0 0 8 for 2008         (ASOLA/Fe)

Recorded in Erfurt on January 4, 2008

Before me,

Walther Metzger,

notary practicing in Erfurt,

the following persons appeared, identified by means of presentation of their official photo IDs:

1.	Mr. Reinhard Wecker,

born on September 26, 1957,

residing at Kiefernstrasse 20, D-82223 Eichenau;

2.	Dr. Kolja Petrovicki,

born on March 17, 1974,

business address Barckhausstrasse 12-16, 60325 Frankfurt am Main.

Mr. Reinhard Wecker stated that he was not acting in his own name in this legal transaction, but instead:

a)	is acting (with exclusion of personal liability) in the name of and by instruction of asola Advanced and Automotive Solar Systems GmbH, a Gesellschaft mit beschränkter Haftung [limited liability corporation] properly formed under German law and headquartered at Paul-Böhring-Str. 3, D-99428 Isseroda, registered in the Commercial Register of the Jena Municipal Court under HRB 112643, as its general manager, released from the restrictions of § 181 BGB [Civil Code] and authorized to individually represent the corporation,

b)	and in the name of and by instruction of ConSolTec GmbH, a Gesellschaft mit beschränkter Haftung [limited liability corporation] properly formed under German law and headquartered at Kiefernstrasse 20, D-82223 Eichenau, registered in the Commercial Register of the Munich Municipal Court under HRB 143414, as its general manager, released from the restrictions of § 181 BGB [Civil Code] and authorized to individually represent the corporation.

The notary confirmed on the basis of examination of the Commercial Register of the Jena Municipal Court HR B 112643 of 12/28/2007 that asola Advanced and Automotive Solar Systems GmbH is registered there and can be represented by Mr. Reinhard Wecker individually and under exemption from § 181 BGB. A printout from the Commercial Register is attached to the document as Appendix A.

The notary confirmed on the basis of examination of the Commercial Register of the Munich Municipal Court HR B 143141 of 12/28/2007 that ConSolTec GmbH is registered there and can be represented by Mr. Reinhard Wecker individually and under exemption from § 181 BGB. A printout from the Commercial Register is attached to the document as Appendix B.

Dr. Kolja Petrovicki stated that he was not acting in his own name in this legal transaction, but instead was acting (with exclusion of personal liability) in the name of and by instruction of Quantum Fuel Systems Technologies Worldwide, Inc., a capital corporation properly formed under the law of the State of Delaware, USA, headquartered at 17872 Cartwright Road, Irvine, CA 92614, California, USA, on the basis of a power of attorney issued by said corporation and certified by the Secretary of the corporation and which is certified by a notary public and provided with an apostille. These documents were only present today electronically in the form of a .pdf. Printouts thereof were placed in the document as Appendix C. The original will be submitted to the notary later, and it is intended that he likewise place it in the document as an appendix. Dr. Kolja Petrovicki stated that he assumes no liability for the existence of the power of attorney or concerning receipt of the original of the power of attorney.

The notary pointed out to the persons appearing that he has given no information concerning the tax consequences of the recording of this document.

The persons appearing then declared and requested the recording of the following framework agreement

between

1.	Quantum Fuel Systems

Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, CA 92614

USA

- “QUANTUM” -

and

2.	asola Advanced and Automotive Solar Systems GmbH

Paul-Böhringer-Str. 3

D-99428 Isseroda

Deutschland

- “ASOLA” -

and

3.	ConSolTec GmbH

Kiefernstr. 20

D-82223 Eichenau

Deutschland

- “SHAREHOLDER” -

- The SHAREHOLDER, ASOLA and QUANTUM are hereinafter also referred to jointly as the “Parties.”

Preliminary comments

The SHAREHOLDER holds three shares in ASOLA with a nominal values of EUR 25,000.00 (in words: twenty-five thousand Euro) (“Share A”), EUR 250.00 (in words: two hundred fifty Euro) (“Share B”) and EUR 12,250.00 (in words: twelve thousand two hundred fifty Euro) (“Share C”) (Shares A, B and C are hereinafter referred to jointly as “existing shares”).

The listed capital of ASOLA is thus EUR 37,500.00 (in words: thirty-seven thousand five hundred Euro).

ASOLA is active in the development, manufacture and marketing of solar equipment.

QUANTUM, ASOLA and the SHAREHOLDER agree that ASOLA and the SHAREHOLDER will assist QUANTUM with its solar project in the U.S. by means of consultation and support with respect to the construction of a production facility in California with annual peak capacity of at least 30 MWp (“U.S. Solar Project”), including specification of the necessary and appropriate outfitting, along with operational startup, as well as the furnishing of module technology, training and marketing.

As counter-performance for the consulting on the U.S. Solar Project by ASOLA and the SHAREHOLDER, the SHAREHOLDER shall receive an equity interest in the U.S. Solar Project in the amount of 15%, which QUANTUM hereby irrevocably promises to transfer. Additional details are to be negotiated at an appropriate time, which shall be set jointly by the parties, but not later than December 2008.

ASOLA and the SHAREHOLDER further intend to increase ASOLA’s production output at its production location in Erfurt, Germany, during 2008 from the current level of 10 MWp to at least 30 MWp. QUANTUM will support this by means of an investment of EUR 1,200,000.00 (“additional investment”) on or before March 31, 2008. However, QUANTUM’s duty to make such additional investment shall be dependent upon, and subject to the condition precedent of, ASOLA having secured additional investments, financing and/or state support in the anticipated amount of EUR 3,000,000.00 to 5,000,000.00 (the “Co-Investments”) (depending on needs) that are necessary in order to increase ASOLA’s production capacity to at least 30 MWp. QUANTUM’s ownership share in ASOLA must total 24.9% following this expansion.

Following completion of its audit of ASOLA, QUANTUM is willing to acquire a share in ASOLA in the nominal amount of EUR 9,350.00 (in words: nine thousand three hundred fifty Euro) (“QUANTUM Share” or “Share D”) from the SHAREHOLDER, which is willing to divide Share A with a nominal value of EUR 25,000.00 into two new shares with nominal value of EUR 9,350.00 and EUR 15,650.00 (“Share A1”), such that QUANTUM receives an equity interest of 24.9% of the capital stock and voting rights in ASOLA.

In light of the mutual promises set forth herein, the parties to this contract agree as follows:

§ 1

Sale and transfer

(1)	The SHAREHOLDER hereby divides Share A into Shares A1 and D, as described above, and the SHAREHHOLDER hereby sells and assigns Share D to QUANTUM subject to the condition precedent of payment of the purchase price set forth in paragraphs 2.2, and QUANTUM hereby purchases Share D and accepts said assignment.

The condition precedent set forth in paragraph 1.1 shall be deemed to be indisputably fulfilled by QUANTUM upon receipt of payment confirmation (as defined in paragraph 2.3, below).

(2)	The sale and transfer of Share D shall include all ancillary rights and obligations associated therewith. The rights to profits associated with Share D earned after 1/1/2008 shall be transferred to QUANTUM by means of this agreement.

(3)	By shareholder resolution dated January 4, 2008, the SHAREHOLDER granted its consent to the division of Share A into Share A1 and Share D, as well as to the sale and transfer of Share D as set forth in this agreement, in accordance with the provisions of § 11 paragraph 1 of the corporation’s articles of incorporation, which are attached as Appendix 1.3.

§ 2

Purchase price

(1)	The purchase price for Share D is EUR 300,000.00 (three hundred thousand Euro).

(2)	QUANTUM shall pay the purchase price within five banking business days in Frankfurt am Main after the signing of this agreement by means of wire transfer to account no. 1614809 at Sparkasse Fürstenfeldbruck, bank routing number 700 530 70, IBAN: DE37 7005 3070 0001 6148 09, SWIFT BIC: BYLADEM1FFB, Fürstenfeldbruck-Eichenau, Germany.

(3)	The SHAREHOLDER shall confirm payment of the purchase price in writing immediately after receipt of payment as set forth in paragraph 2.2 (“payment confirmation”).

(4)	Four to six (4-6) months after the conclusion of this transaction, QUANTUM shall provide ASOLA’s bank with a bank suretyship of EUR 1,000,000.00 (in words: one million Euro), which shall be used exclusively for ASOLA’s credit line at ASOLA’s bank for the need-dependent procurement of additional operating resources. ASOLA shall not owe any compensation for the furnishing of the suretyship. Subject to contrary agreements with ASOLA’s bank, QUANTUM’s obligation to furnish the suretyship shall come to an end if QUANTUM is no longer a shareholder of ASOLA, but not later than December 31, 2012.

§ 3

Amendment of the articles of incorporation

The SHAREHOLDER held a special shareholders’ meeting today and adopted a notarially recorded shareholder resolution (“shareholder resolution”) under the officiating notary’s document roll no. 6 for 2008. A copy of the document is attached as Appendix 3.1. On the basis of said resolution, the articles of incorporation of ASOLA are now in the version set forth in Appendix 1.3. If the Commercial Register objects to the content or form of the proposed articles of incorporation set forth in Appendix 3.1, the parties agree to carefully work to eliminate such objections by adopting appropriate shareholder resolutions.

§ 4

Assurances

ASOLA and the SHAREHOLDER each give QUANTUM their assurance that the following statements are, in every respect, complete, correct and not misleading (all of the assurances given in this § 4 are hereinafter jointly referred to as “assurances” and individually as an “assurance”), effective in each instance from the date of this agreement, unless expressly designated that an assurance is given effective from a different date; the parties assume in this regard that (i) the SHAREHOLDER and ASOLA are jointly and severally liable for intentional or grossly negligent breaches of assurances and that (ii) the assurances do not constitute a guarantee of specific attributes within the meaning of §§ 443, 444 BGB [Civil Code].

(1)	Condition of the corporation/shares

1.1	The information in preliminary comments one and two is complete and correct. ASOLA was properly established and exists lawfully and in good standing under German law. ASOLA is entitled and authorized without restriction to own its assets, conduct its business in the existing manner and own and operate the real property and assets it currently owns and operates. ASOLA’s currently valid articles of incorporation date from 1/4/2008 (Appendix 1.3). The sole amendment of the articles of incorporation compared to the version dated 6/29/2007 arises from the officiating notary’s document 06 for 2008. Following that, no further resolutions or other declarations have been adopted to amend the articles of incorporation of ASOLA, and no Commercial Register entries are currently pending with respect to ASOLA, with the exception of implementation of the officiating notary’s document no. 06 for 2008 (Appendix 3.1).

1.2	No insolvency proceedings or similar proceedings against ASOLA have been opened or threatened and no petitions for such proceedings have been filed, and there are no circumstances that necessitate the opening of such a proceeding or the filing of such a petition. ASOLA is neither unable to make payments nor overindebted. No overdue payment obligations exist arising from guaranties, loans, borrowed funds or interest. There is no outstanding valid decree or outstanding valid order concerning the liquidation or dissolution of ASOLA or concerning the appointment of a liquidator for ASOLA; no meeting has been called for such purpose, and no such motion has been submitted.

1.3	The existing shares in ASOLA were properly issued in accordance with German law. The existing SHAREHOLDER is the unrestricted legal and economic owner of the shares in ASOLA and is their lawful and sole owner. The existing shares are not pledged, attached or otherwise encumbered by rights of third parties, liens, security interests or usufructary rights, and they are not subject to (i) fiduciary relationships, silent interests, sub-interests or similar agreements, (ii) impending transfers or other dispositions, (iii) sales, capital contributions or other contractual agreements that establish an obligation to transfer or encumber or (iv) a shareholder resolution concerning the redemption of shares.

1.4	The existing shares constitute the entire capital stock of ASOLA. There is no preemptive right, right of first refusal, subscription right, option right, conversion right or similar right on the part of any third party with respect to the existing shares. This assurance does not relate to legal succession causa mortis.

1.5	The existing shares are fully paid in. All capital contributions have been made in accordance with applicable law and have not been repaid or returned in whole or in part, in an open or concealed manner, directly or indirectly.

No obligations exist to make further capital contributions. Neither the SHAREHOLDER nor parties affiliated with the SHAREHOLDER within the meaning of § 15 AO [Tax Code] and § 138 InsO [Insolvency Code] (“affiliated parties”) have granted ASOLA loans […] or received loans […], with the exception of those that are listed in Appendix 4.1.5. Appendix 4.1.5 was read aloud and is a component of the contract. The loan contracts are attached to the document in copy form for informational purposes.

1.6	With the exception of this contract, ASOLA is not a party to any agreement in connection with the acquisition or sale of equity interests in other entities, business operations or business offices or a party to any similar legal transaction that contains the foregoing. ASOLA currently holds no such equity interests.

(2)	Annual financial statements, books and records

2.1	The annual financial statements Appendix 4.10.1 convey a picture of the asset, financial and earnings situation of ASOLA that is in conformity with the actual circumstances. As of the balance sheet closing date, no circumstances existed that would cause individual items of the annual financial statements to be incorrect or incomplete. The annual financial statements have been properly audited and provided with an unrestricted audit certificate.

2.2	Appendix 4.2.4 contains a correct and complete list of all loan contracts in which ASOLA is involved as a party. The collateral that has been provided can be found in the copies of all loan contracts that have been placed in the document as an appendix for informational purposes. No circumstances are present that give rise to termination of said loan contracts by a creditor.

2.3	No complaints have been served on ASOLA, and no compensatory damage claims based on product liability or product defects have otherwise been announced by third parties that are not reflected in the annual financial statements.

(3)	Industrial proprietary rights

3.1	ASOLA is not the holder of registered patents, brands, trademarks, industrial proprietary rights or applications for such rights (“industrial proprietary rights”).

3.2	To the best of ASOLA’s knowledge, none of the procedures used in the manufacturing process at the Erfurt business location infringe industrial proprietary rights of any third party. No such infringement has been asserted against ASOLA in writing.

(4)	Assets

4.1	ASOLA owns no real property. ASOLA is not aware of any pollution of the soil or ground water on the pieces of real property that ASOLA currently uses or has previously used that obligates ASOLA to eliminate such pollution or pay compensatory damages.

4.2	ASOLA is the legal and economic owner of the entirety of the capital assets and the entirety of the current assets (hereinafter referred to as in the aggregate “capital assets and current assets”) that are contained in the annual financial statements according to ASOLA’s books and records (“ASOLA’s capital assets and current assets”), with the exception of the capital assets and current assets (i) that were disposed of after the closing date of the annual financial statements within the framework of the normal course of business or (ii) that are subject to suppliers’ retentions of title typical in the industry.

4.3	With the exception of industry-typical retentions of title and the collateral assignments listed in Appendix 4.4.3, ASOLA’s assets are not encumbered by rights of third parties, particularly the SHAREHOLDER or parties affiliated with the SHAREHOLDER. With the exception of industry-typical retentions of title, ASOLA has free power of disposition over its assets in every respect, and these provisions do not breach any legal obligations of ASOLA.

4.4	ASOLA’s capital assets and current assets and the capital assets leased by ASOLA were properly maintained, are in good condition (subject to normal wear and tear) and functional and are, in terms of their condition and quantity, reasonable for conducting ASOLA’s business in the existing manner.

4.5	ASOLA is the owner of or maintains valid lease and/or license contracts for the entirety of the standard computer hardware, software, networks and other information technology (hereinafter referred to in the aggregate as “standard information technology”) currently used by ASOLA for the conduct of its business in the existing manner. With respect to the specifically adapted computer hardware and software, ASOLA is the owner of or maintains valid lease and/or license contracts for such hardware and software.

4.6	Unless otherwise listed in the annual financial statements, there are, to the best of ASOLA’s knowledge, no accounts receivable debtors of ASOLA’s that are insolvent or unable to pay or have suspended or stopped payment of debts that are due.

(5)	Employees

5.1	There are no collective bargaining agreements or agreements with an employee committee.

5.2	ASOLA does not have an employee committee.

5.3	All of ASOLA’s remuneration and withholding obligations to or with respect to its current and former employees (with the exception of unused vacation time, sick time and absences due to sickness) for periods prior to the date of this agreement have been paid by ASOLA or appropriately reflected in the annual financial statements.

5.4	All of ASOLA’s remuneration obligations to employees or general managers in accordance with the German Employee Invention Act are fully paid and settled.

5.5	The employment contracts between ASOLA and its employees and contracts for services of ASOLA’s general managers contained no so-called “golden parachutes” or similar severance compensation clauses with respect to contractual termination.

(6)	Public law

6.1	ASOLA possesses (i) all approvals, licenses and other public law permits that are necessary to the conduct of its business in the existing manner and important to the business (“permits”), (ii) the permits are valid and are not being contested by third parties, nor is ASOLA aware of circumstances that would justify such contestation, and (iii) no proceedings concerning revocation or withdrawal of a permit has been initiated or threatened, nor is ASOLA aware of circumstances that would justify the initiation of such a proceeding.

6.2	ASOLA has complied, and continues to comply, in substantial part with the conditions of the permits, including any and all ancillary provisions, as well as the pertinent statutes and applicable legal provisions and all orders, resolutions or decrees or restrictions by German judicial authorities, governmental authorities or oversight authorities (hereinafter referred to in the aggregate as “administrative provisions”) of all relevant legal systems. No assertion has been made of non-compliance with the conditions of the permits, applicable statutes and provisions or any administrative provision, and ASOLA is not aware of any circumstances that would justify such assertions.

6.3	There are no ongoing governmental or criminal investigations against ASOLA. No such investigation is threatened, and ASOLA is not aware of any circumstances that would justify the initiation of such an investigation.

6.4	ASOLA has not received, applied for or appropriated any public grants, supplements, assistance or other subsidies of any kind (particularly loans under the European Recovery Program) (hereinafter referred to in the aggregate as “public subsidies”), with the exception of those that are listed in Appendix 4.6.5. Public subsidies have not been repaid, nor do they have to be repaid, nor are there currently any governmental or judicial proceedings pending for this purpose, and there is no reason to open such a proceeding.

6.5	Neither ASOLA nor the SHAREHOLDER is currently aware of any factual situation or circumstance that would prohibit the increase of ASOLA’s production output with respect to the assembly of 30 MWp modules; in particular:

6.5.1	it is expected that all of the public and private licenses, permits, approvals and authorizations (“licenses”) necessary to the unrestricted continuation of the business by ASOLA, including the aforementioned production increase, are or will be issued, because ASOLA has a legal claim thereto,

6.5.2	ASOLA’s business has been conducted in accordance with such licenses and all provisions of public law and will continue to be so conducted in the future,

6.5.3	there is currently no evidence to suggest—and ASOLA is not aware of any grounds for— the revocation or restriction of such licenses or grounds enabling third parties or governmental agencies to raise objections to continuation of ASOLA’s businesses or to the aforementioned production expansion.

(7)	Insurance

Appendix 4.7 contains a correct and complete list of all of the insurance maintained by ASOLA and correctly states for each of these insurance contracts the insured risk, insurance company, insurance number, date, term, annual premium and maximum coverage sum of the insurance (the insurance listed or to be listed under Appendix 4.7 “Insurance”). ASOLA has properly paid all premiums and fulfilled all other obligations and responsibilities arising from the insurance. Appendix 4.7 was read aloud and is a component of the contract.

The insurance contracts cover all risks that are typically insured.

No claims arising from these insurance contracts are pending, and ASOLA is not aware of any circumstances that could lead to any such claim.

(8)	Lawsuits

There are no judicial lawsuits or arbitration proceedings pending, in which ASOLA is involved as a plaintiff, defendant or otherwise. No judicial lawsuits or administrative adversarial proceedings are threatened against ASOLA.

(9)	Taxes

9.1	In accordance with applicable law, ASOLA has properly and timely submitted all tax returns, forms and other declarations that have to be submitted in connection with taxes (“taxes,” including social security insurance contributions and other public charges) (hereinafter referred to as in the aggregate as “tax returns”), and all necessary information in these tax returns is correct and complete to the best of ASOLA’s knowledge. There are currently no audits, examinations or similar procedures being conducted against ASOLA by tax authorities.

ASOLA is not aware of any grounds for such procedures. The business books and other records of ASOLA in connection with taxes have been properly maintained and are correct and complete in all substantial respects.

9.2	All taxes that are required to be withheld and transferred by ASOLA have been properly withheld and transferred to the appropriate tax agency.

9.3	ASOLA has not received written tax judgments; ASOLA has not concluded any settlement agreement with a tax office that would influence its tax situation and is not currently engaged in negotiations in this regard.

9.4	All taxes that ASOLA owes or has to bear have been fully paid in a timely manner or reflected in the annual financial statements.

(10)	Absence of substantial changes

10.1	A copy of the audited annual financial statements of ASOLA for the period ended 12/31/2006 (including balance sheet, income tax, annual report, management report and auditor’s report) is attached to this agreement as Appendix 4.10.1.

10.2	A copy of the operational evaluations by ASOLA dated September 30, 2007, are attached to this agreement as Appendix 4.10.2.

10.3	Since 12/31/2006, unless otherwise stated in Appendix 4.10.3 (this appendix was read aloud and is a component of the contract), (i) ASOLA has conducted its business within the framework of the ordinary course of business according to its earlier methods and customs, particularly with respect to the assumption, securing and servicing of financial obligations, investment expense, entry into and payment of obligations, price-setting for its products and services, order acceptance and collection of accounts receivable, (ii) no substantial detrimental changes have occurred with respect to the financial situation, assets, business, results of business operation and business prospects of ASOLA, and (iii) ASOLA has not

(i)	disbursed or set any dividends for or granted other payments to the SHAREHOLDER or parties affiliated with the SHAREHOLDER;

(ii)	changed its bookkeeping provisions or procedures (including valuation and consolidation provisions and procedures);

(iii)	granted any guaranties, suretyships, parent company comfort letters, performance and guarantee suretyships or similar declarations, securing of obligations or other obligations of third parties;

(iv)	entered into any substantial obligations of any kind, with the exception of liabilities arising from deliveries and services within the framework of the ordinary course of business;

(v)	delayed or otherwise postponed any payments to its suppliers of goods or services, with the exception of payments within the framework of the normal course of business;

(vi)	sold, transferred, encumbered or otherwise disposed of any substantial assets, with the exception of dispositions within the framework of the normal course of business;

(vii)	increased the remuneration of its general managers and managerial employees, blue-collar employees, representatives or consultants beyond the range of the normal course of business;

(viii)	entered into any agreements or other legal transactions with the existing shareholder or party affiliated with the existing shareholder;

(ix)	entered into any agreements with respect to joint ventures, strategic alliances, joint product development, other forms of cooperation or similar purposes;

(x)	entered into any credit arrangements;

(xi)	entered into any representation agreements, agreements with independent dealers or distributors, franchise agreements or other distribution agreements.

By concluding or signing this framework agreement, neither the SHAREHOLDER nor ASOLA are breaching any contractual or statutory obligation or giving third parties reason to terminate a contract with ASOLA or demand compensatory damages from ASOLA.

§ 5

Legal remedies in the event of breach of an assurance

(1)	If an assurance proves to be incorrect or incomplete (a “breach”), the SHAREHOLDER shall be obligated, by way of in-kind restitution, to place QUANTUM and/or (at QUANTUM’s discretion) ASOLA in the position in which it/they would be situated had the assurance been correct and complete. If the SHAREHOLDER is not able to restore such condition within 30 calendar days from receipt of a judgment, in which a competent court has affirmed the SHAREHOLDER’s liability in this regard, QUANTUM or, at QUANTUM’s discretion, ASOLA shall be entitled to demand compensatory money damages for the damage (“loss”) they would not have suffered had the relevant assurance been correct and complete. If, and to the extent that, the in-kind restitution or the compensatory damages establish income that is taxable to QUANTUM or ASOLA, the loss shall include the amount of the relevant taxes.

An equalization of benefits is only to be taken into account to the extent in which and the point in time at which it actually arose. §§ 249 through 254 BGB shall apply, unless otherwise defined in this agreement.

(2)	Claims by QUANTUM against the SHAREHOLDER in accordance with this § 5 shall become time-barred upon expiration of the following limitation periods:

(i)	through 12/31/2010 in the case of breaches (with the exception of breaches of assurances set forth in § 4 (1) and § 4 (9));

(ii)	through 12/31/2012 in the case of breaches of assurances set forth in § 4 (1) and § 4 (9));

§§ 203 through 213 BGB are applicable.

§ 6

Confidentiality

Neither of the parties shall, without the prior written consent of the other party, inform third parties concerning the existence or content of this framework agreement or make the framework agreement available to third parties, unless a statutory or governmental obligation exists to do so. Public announcements, regardless of the type, shall only be made with respect to the existence or content of this framework agreement if all of the parties consent to such an announcement in advance.

§ 7

Additional agreements

(1)	Additional investment in ASOLA by QUANTUM

(i)	Subject to the provisions of this § 7, QUANTUM promises to make an additional investment in ASOLA as additional paid-in capital in the amount of EUR 1,200,000.00 on or before March 31, 2008.

(ii)	QUANTUM’s obligation to make such additional investment is dependent upon ASOLA submitting written documentation to QUANTUM’s satisfaction, according to which ASOLA has secured a co-investment in the range of EUR 3,000,000.00 to 5,000,000.00, depending on needs, prior to March 31, 2008. If such written documentation has not been presented to QUANTUM prior to March 31, 2008, QUANTUM’s obligation to make the additional investment shall be delayed until the point in time at which ASOLA is able to provide such documentation.

(iii)	If, after QUANTUM has made its additional investment, ASOLA has only received a fraction of the co-investment of EUR 3,000,000.00 to 5,000,000.00, ASOLA shall immediately pay an appropriate portion of the additional investment back to QUANTUM. For example, ASOLA would be obligated to pay a sum of EUR 400,000.00 back to QUANTUM if ASOLA were only able to secure EUR 2,000,000.00 of the necessary co-investment of EUR 3,000,000.00 to 5,000,000.00, after QUANTUM had paid the full sum of EUR 1,200,000.00.

(2)	Transfer of a share in the U.S. Solar Project

QUANTUM shall construct a realizable 30 MWp production facility in California within 18 months after the signing of this framework agreement. As counter-performance for the consulting and support by ASOLA and the SHAREHOLDER with respect to the construction and operation of the U.S. Solar Project (including specification of the necessary and appropriate outfitting, the ordering thereof and the furnishing of module technology, including furnishing of prototypes and samples for the purpose of certification, training, support with respect to the procurement of materials, including solar cells, and support with respect to marketing), QUANTUM irrevocably promises to transfer to the SHAREHOLDER a 15% equity interest as shareholder of the U.S. Solar Project, as soon as the U.S. Solar Project is established. It is the goal of the parties to have the production facility of the U.S. Solar Project operationally ready within no later than 18 months after the signing of this framework agreement.

The SHAREHOLDER shall have the right to transfer all or a portion of the 15% equity interest to ASOLA, Mr. Reinhard Wecker and/or an affiliated company or individual of its choice.

§ 8

Miscellaneous

(1)	All appendices to this framework agreement constitute a component of this framework agreement to the extent legally permissible (the loan contracts are attached solely for informational purposes). All of the appendices have been presented for examination. The parties are aware of the content. The officiating notary’s notarial document 06 for 2008 was present in the original. It was read aloud in the presence of the parties. All of the parties waived the attachment of a certified photocopy. The oral reading of the appendices was waived, to the extent that this had not already been done. The parties are aware that it is intended that every page of the appendices that were not read aloud be signed. Therefore they were signed. In the event of a conflict between an appendix and the provisions of this agreement, the provisions of this framework agreement shall govern. Announcement of a point arising from this framework agreement (including the appendices thereto) shall be deemed to constitute announcement for all purposes of this framework agreement.

(2)	This framework agreement and the appendices constitute the entire agreement between the parties with respect to the subject matter of the contract and shall replace all prior verbal and written declarations of intent by the parties in this regard and take their place.

(3)	Unless a different form is prescribed by mandatory law, amendments of this framework agreement (including amendments of this provision) must be in written form and signed by all of the parties in order to be valid.

(4)	This framework agreement shall be governed by the law of the Federal Republic of Germany and shall be interpreted in accordance therewith, without compliance with the principles of conflicts of law under this or other legal systems.

The United Nations Convention on Contracts Concerning the International Purchase of Goods (CISG) shall not be applicable to this framework agreement.

(5)	All disputes arising from or in connection with this framework or its validity shall be finally decided by three arbitration judges in accordance with the Arbitration Code of the Deutsche Institution für Schiedsgerichtsbarkeit e.V. [German Institution for Arbitration Jurisdiction] (DIS) under exclusion of the regular civil courts. The place of the arbitration proceeding shall be Frankfurt am Main. The language of the arbitration proceeding shall be English.

(6)	If one or more provisions of this framework agreement is or becomes invalid or unenforceable in whole or in part, this shall not affect the validity or enforceability of the other provisions of this framework agreement. In such case the parties agree to recognize and implement a valid and enforceable provision or provisions that come(s) as close as possible to the economic purpose pursued by the parties via such invalid or unenforceable provision or provisions.

(7)	Unless otherwise regulated in this framework agreement, all agreements and arrangements between QUANTUM, the SHAREHOLDER and/or affiliated parties and/or ASOLA shall end effective on the date of this framework agreement, under exclusion of further liability on the part of any of the parties.

(8)	Neglect or delay by a party in exercising a right, authority or privilege under this framework agreement shall not constitute a waiver thereof, and the individual or partial exercise of a right, authority or privilege shall not preclude other rights, authorities or privileges. Waiver of a clause, provision or condition of this framework agreement shall not be deemed to constitute a continued or ongoing waiver of such clause, provision or condition.

(9)	The SHAREHOLDER alone shall bear the fees and costs of the recording notary. Each party shall bear the costs of its own legal consultation.

The notary asked the persons appearing whether the parties they represented were acting for their own account, to which they responded in the affirmative.

The foregoing record was read aloud, along with the appendices that were indicated to have been read aloud, by the notary, approved by the persons appearing and signed personally by them and the notary as follows:

/s/ ALAN P. NIEDZWIECKI
Alan P. Niedzwiecki
President and Chief Executive Officer – Quantum Technologies

/s/ REINHARD WECKER
Reinhard Wecker
Chief Executive Officer – Asola

[signature]

[seal]
[illegible]
WALTHER METZGER